UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

November 13, 2007

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

New Credit Facilities

On November 13, 2007, Susser Holdings, L.L.C. (the “Borrower”), an indirect wholly-owned subsidiary of Susser Holdings Corporation (the “Company”), entered into a credit agreement among the Company, as Parent Guarantor, Bank of America, N.A., as Term Administrative Agent, Bank of America, N.A., as Revolving Administrative Agent, Swing Line Lender, and L/C Issuer, each of Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., Wachovia Bank, National Association, and BMO Capital Markets, as Co-Syndication Agents, Banc of America Securities LLC, Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., Wachovia Capital Markets, LLC, and BMO Capital Markets, as Joint Lead Arrangers and Joint Book Managers and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a new five year revolving credit facility in an aggregate principal amount of up to $90 million, referred to as the new revolving credit facility, and a five year term loan facility in the aggregate principal amount of $105 million, referred to as the term loan facility. The Company and each of its existing and future direct and indirect subsidiaries (other than (i) any subsidiary that is a “controlled foreign corporation” under the Internal Revenue Code or a subsidiary that is held directly or indirectly by a “controlled foreign corporation” and (ii) Susser Company, Ltd.) will be guarantors under each of the facilities.

The term loan was funded in full at the closing of the Credit Agreement, and net term loan proceeds, as well as borrowings of approximately $11 million under the new revolving credit facility, were used to finance part of the merger consideration and related fees and expenses paid in connection with the Company’s acquisition of TCFS Holdings, Inc. (together with its subsidiaries, “TCFS”) which was also consummated on November 13, 2007 (the “Acquisition”), as well as to refinance, in part, certain existing indebtedness. Borrowings under the revolver were repaid in full by the day following the closing of the Acquisition. Future borrowings under the new revolving credit facility may be made to fund ongoing working capital and other general corporate purposes. $60 million of the new revolving credit facility is also available for the issuance of standby and commercial letters of credit and a portion of the new revolving credit facility is available for swing line loans.

Availability under the new revolving credit facility is subject to a borrowing base equal to the lesser of (x) (a) 85% of eligible accounts receivable plus (b) 55% of eligible inventory plus (c) 60% of the fair market value of certain designated eligible real property which shall not exceed 35% of the aggregate borrowing base amount, minus (d) such reserves as the administrative agent of the new revolving credit facility may establish in its reasonable credit judgment acting in good faith (including, without limitation, reserves for exposure under swap contracts and obligations relating to treasury management products)) and (y) 85% of gross accounts receivable plus 60% of gross inventory.

The loans under the new revolving credit facility are secured by a first priority security interest in (a) 100% of the Borrower’s outstanding ownership interests, 100% of the outstanding ownership interests of each of the Company’s existing and future direct and indirect subsidiaries (subject to certain exclusions and limited, in the case of each foreign subsidiary (i) to first-tier foreign subsidiaries and (ii) with respect to any controlled foreign corporation, to 65% of the outstanding voting stock of each such foreign subsidiary); (b) all present and future intercompany debt of Borrower, the Company and Stripes Holdings LLC and each subsidiary guarantor; (c) substantially all of the present and future property and assets, real (other than real property excluded from the borrowing base) and personal, of Borrower, the Company and Stripes Holdings LLC and each subsidiary guarantor, including, but not limited to, equipment, inventory, accounts receivable, certain owned real estate included in the borrowing base (but in any event excluding owned real estate, leaseholds and fixtures of TCFS), investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, insurance proceeds and instruments; and (d) all proceeds and products of all of the foregoing. Additionally, the loans under the new revolving credit facility are secured by a second priority security interest in the Term Loan Collateral (as defined below).

The term loan facility is secured by a first priority security interest in certain real property and related assets owned on the Closing Date by TCFS and its subsidiaries (the “Term Loan Collateral”) and is subject to quarterly amortization of principal, in equal quarterly installments (except in year 5) in the following annual amounts: 5% in year 1; 7.5% in year 2; 10% in year 3; 10% in year 4; 2.5% in each of the first three quarters of year 5 and the balance on the maturity date.

The interest rates under each of the new revolving credit facility and the new term loan facility are calculated, at the Borrower’s option, at either a base rate or a LIBOR rate plus, in each case, a margin. With respect to LIBOR rate loans, interest will be payable at the end of each selected interest period, but no less frequently than quarterly. With respect to base rate loans, interest will be payable quarterly in arrears.

The following amounts are required to be applied to prepay the new revolving credit facility and the term loan facility (subject to certain reinvestment rights and exceptions):

•	all net cash proceeds from any non-ordinary course sales of property and assets of the Company and its subsidiaries;

•	all net cash proceeds from certain extraordinary receipts;

•	all net cash proceeds from the issuance or incurrence after the closing date of additional debt of the Company or any of its subsidiaries other than debt permitted under the loan documentation;

•	50% of all net cash proceeds from any issuance of equity interest by, or equity contribution to, the Company (subject to leverage-based stepdowns); and

•	50% of excess cash flow of the Company and its subsidiaries (subject to leverage-based stepdowns).

The term loan facility and the new revolving credit facility may be prepaid at any time in whole or in part without premium or penalty, other than breakage costs if applicable, and require the maintenance of a maximum senior secured leverage ratio and a minimum fixed charge coverage ratio.

The term loan facility and the new revolving credit facility contain customary representations and warranties (subject to customary exceptions, baskets and qualifications) as well as certain customary covenants (subject to customary exceptions, baskets and qualifications) that impose certain affirmative obligations upon and restrict the ability of the Company and its subsidiaries to, among other things: incur liens; incur additional indebtedness, guarantees or other contingent obligations; engage in mergers and consolidations; make sales, transfers and other dispositions of property and assets; make loans, acquisitions, joint ventures and other investments; declare dividends; redeem and repurchase shares of equity holders; create new subsidiaries; become a general partner in any partnership; prepay, redeem or repurchase debt; make capital expenditures; grant negative pledges; change the nature of business; amend organizational documents and other material agreements; change accounting policies or reporting practices; and create a passive holding company.

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The term loan facility and the new revolving credit facility also include certain customary events of default (subject to customary exceptions, baskets and qualifications) including, but not limited to: failure to pay principal, interest, fees or other amounts when due; any representation or warranty proving to have been materially incorrect when made or confirmed; failure to perform or observe covenants set forth in the loan documentation; default on certain other indebtedness; certain monetary judgment defaults and material non-monetary judgment defaults; bankruptcy and insolvency defaults; actual or asserted impairment of loan documentation or security; a change of control; and customary ERISA defaults.

The description of the Credit Agreement provided under this Item 1.01 is qualified in its entirety by the terms of the Credit Agreement itself, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Issuance of $150 Million Of Senior Notes

On November 13, 2007, Susser Holdings Corporation, Borrower, Susser Finance Corporation, (“Susser Finance” and together with Borrower, the “Issuers”) Susser Holdings Corporation, each of the Guarantors party thereto (the “Guarantors”), and the Bank of New York entered into a Third Supplemental Indenture in connection with the Issuers’ issuance and sale (the “Offering”) of an additional $150 million in aggregate principal amount of its 10 5/8% Senior Notes, due 2013 (the “Additional Notes”). The Additional Notes were issued under, and are governed by the terms of, the indenture, dated as of December 21, 2005 (the “Indenture”), pursuant to which the Issuers previously issued $170 million in aggregate principal amount of senior notes (the “Original Notes”), $50 million of which were subsequently redeemed in November, 2006. Under the Indenture, the Additional Notes are subject to the same interest payment, ranking, redemption and change of control provisions, covenants and transfer restrictions as the Original Notes and pay interest semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2007. The Additional Notes mature on December 15, 2013 and are guaranteed by the Company and each existing and future domestic subsidiary of the Issuers with the exception of one non-wholly-owned subsidiary.

The descriptions of the Third Supplemental Indenture and the Indenture provided under this Item 1.01 are qualified in their entirety by the terms of the Third Supplemental Indenture and the Indenture themselves, which are filed as Exhibit 4.1 to this Current Report on Form 8-K and Exhibit 4.3 to the Company’s Registration Statement on Form S-1, respectively.

Registration Rights Agreement

At the closing of the Offering, the Company, the Issuers and the Guarantors entered into a registration rights agreement with the initial purchasers of the Additional Notes (the “Registration Rights Agreement”) requiring the Issuers to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) registering an offer to exchange the Additional Notes for notes (the “Exchange Notes”) having identical terms in all material respects to the Additional Notes, but which would generally be freely transferable. Under the Registration Rights Agreement, the Issuers are required to file the Registration Statement within 180 calendar days after the closing of the Offering, to use their reasonable best efforts to cause the Registration Statement to be declared effective within 90 calendar days of filing it with the SEC, and to use their reasonable best efforts to consummate the exchange offer within 35 calendar days after the effectiveness of the Registration Statement.

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The description of the Registration Rights Agreement provided under this Item 1.01 is qualified in its entirety by the terms of the Registration Rights Agreement itself, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement and the Additional Notes is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective upon closing of the Acquisition, Alvin New was appointed Executive Vice President of Susser Holdings Corporation as well as President and Chief Executive Officer of Retail Operations and Roger Smith officially stepped down from his position as Executive Vice President; Chief Operating Officer—Retail in accordance with his previously announced resignation. Since 1984, Mr. New, 44 years old, has held various positions with TCFS and immediately prior to joining the Company, served as a member of the Board of Directors and as President and Chief Executive Officer of TCFS—an office he was appointed to in November 2002. Immediately prior to the Acquisition, Mr. New owned 950,002 shares of TCFS common stock, or approximately 21% of TCFS shares outstanding, and received merger consideration of approximately $41.6 million at the closing of the Acquisition (subject to an escrow holdback of approximately 10%).

In connection with his appointment, Mr. New and the Company entered into an employment letter, dated as of November 13, 2007 (the “Employment Letter”), providing for a base salary of $375,000 per year, an annual target bonus of 33% of base salary at planned EBITDAR, with a sliding scale starting at 90% of plan and providing for a maximum bonus at 124% of plan, and the future grant of an option to purchase 108,060 shares of the Company’s common stock (with an exercise price equal to the closing price of shares of the Company’s common stock on the date of grant).

In the event the Company terminates Mr. New “without cause” within the first twelve months following the closing of the Acquisition, the Employment Letter requires us to provide severance of one-times base salary plus any earned and accrued but unpaid salary and any accrued vacation pay, 12 months of continued health insurance coverage for Mr. New and his family, and the reimbursement of any previously incurred expenses. In the event Mr. New terminates his employment with the Company for “any reason” within the first twelve months following the closing of the Acquisition, the Employment Letter requires us to provide severance of one-half annualized base salary plus any earned and accrued but unpaid salary and any accrued vacation pay, 6 months of continued health insurance coverage for Mr. New and his family, and the reimbursement of any previously incurred expenses. In the event Mr. New terminates his employment with the Company for “cause” within the first twelve months following the closing of the Acquisition, the Employment Letter requires us to pay any earned and accrued but unpaid salary and to reimburse Mr. New for any previously incurred expenses.

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The Employment Letter also contains a non-competition agreement prohibiting Mr. New from working (or maintaining anything other than a de minimis ownership interest in a company operating in) the convenience store or wholesale fuel distribution industry—in any county in which the Company operates at the date of termination of employment—as well as a non-solicitation agreement prohibiting Mr. New from hiring Company employees, in either case, for a period of two years from the date of termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description
4.1	Third Supplemental Indenture, dated as of November 13, 2007, by and among Susser Holdings Corporation, Susser Holdings, L.L.C., Susser Finance Corporation, each of the Guarantors party thereto, and the Bank of New York

4.2	Form of 144A Note

4.3	Form of Regulation S Note

4.4	Note Guarantee

10.1	Credit Agreement, dated as of November 13, 2007, among Susser Holdings Corporation, Susser Holdings, L.L.C., Bank of America, N.A., Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., Wachovia Bank, National Association, BMO Capital Markets, Banc of America Securities LLC, Wachovia Capital Markets, LLC, and the other lenders party thereto.

10.2	Registration Rights Agreement, dated as of November 13, 2007, among Susser Holdings Corporation, Susser Holdings, L.L.C., Susser Finance Corporation, the Guarantors party thereto and Banc of America Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets LLC and BMO Capital Markets Corp.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: November 19, 2007	By:	/s/ Mary E. Sullivan
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer